Exhibit 10.37

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT
IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF
PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

FIRST AMENDMENT TO
PROMOTION AGREEMENT

This First Amendment to Promotion Agreement (this “Amendment”), is entered into as of May 8, 2020 (the “First Amendment Effective Date”) by and between Sandoz Inc. (“Sandoz”) and RareGen, LLC (“RareGen”).

BACKGROUND

WHEREAS, Sandoz and RareGen are parties to that certain Promotion Agreement, dated as of August 1, 2018 (the “Original Agreement,” as amended the “Agreement”); and

WHEREAS, Sandoz and RareGen desire to amend the terms of the Original Agreement to, among other things, address the division of any damages, settlement proceeds or other monetary or non-monetary awards recovered in connection with the Claims (as defined below);

WHEREAS, RareGen has requested a limited waiver of Sandoz’s right to terminate for a Change of Control and of the non-compete provision in the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, Sandoz and RareGen agree as follows:

AGREEMENT

1.            Definitions. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Original Agreement.

2.           Article I of the Original Agreement is hereby amended by adding the following sections:

“1.88     ‘Cartridge’ means a 3ml cartridge for use in a Smiths Medical CADD-MS3 ambulatory infusion pump with treprostinil.

1.89      ‘Enforcement Action’ means the claims in the lawsuit brought by Sandoz and RareGen against United Therapeutics Corporation (‘UTC’) and Smiths Medical ASD, Inc. (‘Smiths’) in the United States District Court for the District of New Jersey (Case No. 3:19-cv-10170) as of the date of this Amendment, or any other claims brought by Sandoz and/or RareGen in such lawsuit after the date hereof or in any separate lawsuit against UTC and/or Smiths relating to the subject matter of the currently pending lawsuit.

1.90      ‘Litigation Proceeds’ means all damages, judgments, settlements, interest, fees, expenses or other monetary or non-monetary awards, including, without limitation, all reasonable attorneys’ fees, experts’ or consultants’ fees, expenses and costs, related to or arising from the Claims received by Sandoz, RareGen or their respective Affiliates resulting from settlement of the Claims or as awarded on the Claims.

1.91      ‘Claims’ means all claims brought by Sandoz or RareGen in connection with the claims brought in any Enforcement Action, including, but not limited to, any breach of contract claims.

1.92      ‘Split Losses’ means (i) any Losses (other than those Losses covered in Article 11 of the Original Agreement) that arise after the date hereof in connection with any Claims arising out of any Enforcement Action, including, but not limited to any Losses arising from any counterclaims or sanctions that arise in any Enforcement Action and (ii) any documented out-of-pocket costs and expenses incurred by either Party for the joint benefit of both Parties and that are expressly identified as Split Losses with the prior written consent of both Parties in connection with any Enforcement Action, including, but not limited to, expert costs and the costs of any bond required in connection with any injunctive relief. For the avoidance of doubt, Losses that are caused by, resulting from or due to the sole conduct of one Party and taken without prior written consent of the other Party shall not be Split Losses.”

3.          Upon the closing of the Transaction (as defined below), Section 2.4 of the Agreement shall be immediately and automatically amended as follows:

a.	Section 2.4.1 of the Original Agreement shall be amended and restated in its entirety to read as follows:

“2.4.1 Non-Competition. Without limiting the obligations of RareGen set forth in Section 4.7.1(a), during the Term, neither RareGen, RareGen Affiliates, nor Sandoz shall, directly or indirectly, market, promote, detail, offer to sell or sell any prostacyclin product for parenteral administration in the Field in the Territory other than the Product. For the avoidance of doubt, marketing, promotion, detailing, offering to sell and/or selling inhaled or oral treprostinil products by either Party shall be deemed to not be violations of this Section 2.4.1.”

b.	A new Section 2.4.3 is hereby added to the Agreement to read as follows:

“RareGen shall use good faith efforts to bring Cartridges to market and make Cartridges available for use with the Product. RareGen will not impose any restrictions or take any actions that would restrict the use of any Cartridges that are developed by RareGen from being used with the Product. RareGen shall not permit the Cartridges to be used with any treprostinil products other than the Product except with the mutual written agreement of Sandoz.”

c.	A new Section 2.4.4 is hereby added to the Agreement to read as follows:

“Upon termination of this Agreement, Sandoz may elect to make and market Cartridges by providing RareGen written notice of such intention within [***] ([***]) days of such termination. In such event, (i) the Parties shall negotiate in good faith the terms and conditions of a license agreement pursuant to which Sandoz will obtain rights to make and market Cartridges at a price and with such royalties as are in accordance with the then-prevailing fair market value of the Cartridges, and (ii) RareGen shall use Commercially Reasonable Efforts to facilitate transfer to Sandoz of such information as may be necessary for the manufacture of the Cartridges. This Section 2.4.4 shall survive any termination of this Agreement.”

4.            The Cartridge (and related Intellectual Property) shall be deemed to be RareGen Property for purposes of this Agreement.

5.           Section 6.3 of the Original Agreement shall be amended to add the following sentence to the end of the Section:

“In the event the Transaction closes, then all references in this Section 6.3 to ‘[***] Dollars ($[***])’ shall be replaced with ‘[***] Dollars ($[***])’.”

6.            Section 11.2 of the Original Agreement is amended by adding the following after subsection 11.2(d) and before “except in each case to the extent . . .”:

“and (e) the manufacture, sale, use, or distribution of the Cartridge, including, but not limited to, any product liability claims;”

7.            Upon the closing of the Transaction (as defined below), Section 12.1 of the Original Agreement shall be immediately and automatically amended as follows:

a.	Section 12.1 of the Original Agreement shall be amended and restated in its entirety to read as follows:

“12.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated as provided in this ARTICLE 12, shall initially extend until the eight (8) year anniversary of First Commercial Sale by Sandoz (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive two (2) year terms under the same terms of this Agreement, unless the Initial Term or any renewal period is earlier terminated as provided in this ARTICLE 12. The Initial Term, together with each such renewal period is referred to as the “Term”.”

8.           A new Article 14 is hereby added to the Original Agreement as follows:

“ARTICLE 14. Claims

14.1       Any Litigation Proceeds received by either Party in connection with any Enforcement Action shall be deemed for all purposes under the Original Agreement, as amended hereby, to be Net Profits in the Territory during the Term and, notwithstanding Section 6.3 of the Original Agreement, shall be divided equally between the Parties.

14.2       Each Party acknowledges and agrees that, except as set forth in paragraph

14.3       below, any costs and expenses (including attorneys’ fees) incurred by such Party in connection with any Enforcement Action shall be at such Party’s sole expense and shall not be deducted out of such damages, settlement proceeds or other monetary awards or otherwise under the Original Agreement, as amended hereby (and, for the avoidance of doubt, shall not be taken into account in the calculation of Net Sales or Net Profits).

14.3        Split Losses

(a)  Split Losses shall be divided amongst the Parties equally, unless such Losses are explicitly assessed against one party only, in which case that one party shall be solely responsible for such Losses and such Losses shall be subject to the indemnification provisions set forth in Article 11 of the Original Agreement.

(b)  In the event that Sandoz has paid more than its share of Split Losses, Sandoz shall invoice RareGen, and RareGen shall pay to Sandoz, such amounts in excess of Sandoz’s share within [***] ([***]) days of its receipt of invoice.

(c)  In the event that RareGen has paid more than its share of Split Losses, then RareGen shall invoice Sandoz, and Sandoz shall pay to RareGen, any such amounts in excess of RareGen’s share within [***] ([***]) days of its receipt of invoice.”

9.            Sandoz hereby grants to RareGen the following limited waiver (the “Limited Waiver”) only if a Transaction (as defined below) closes on or prior to September 30, 2020:

a.	Sandoz waives its right to terminate for Change of Control in connection with the Transaction. For purposes of this Limited Waiver, “Transaction” means a transaction between RareGen and Liquidia Technologies, Inc. (“Liquidia”) that involves RareGen or any RareGen Affiliate acquiring an equity interest in Liquidia or its Affiliate and/or Liquidia or its Affiliate acquiring all or a portion of the equity interests in RareGen or any RareGen Affiliate. For clarity, any existing intellectual property owned or controlled by Liquidia prior to the Transaction, or any improvement, extension, or continuation thereof shall not be deemed RareGen Property for purposes of Section 8.1.1 of the Agreement.

10.         Effect of Amendment. Except as otherwise provided herein, all of the provisions of the Original Agreement are hereby ratified and confirmed and all the terms, conditions and provisions thereof remain in full force and effect.

11.        Governing Law. This Amendment and any and all matters arising directly or indirectly here from shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, U.S.A. applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Amendment or any Party’s performance hereunder.

12.        Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed by the exchange of faxed executed copies, certified electronic signatures or executed copies delivered by electronic mail in Adobe Portable Document Format or similar format, and such signature shall be deemed an original signature for purposes of this Amendment. The Parties agree that the electronic signatures appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability and admissibility pursuant to the Electronic Signatures in Global and National Commerce (ESIGN) Act of 2000 and Uniform Electronic Transactions Act (UETA) model law or similar applicable laws.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the First Amendment Effective Date.

SANDOZ:	SANDOZ INC.

	By:	/s/ Carol Lynch
Name: Carol Lynch
Title: President Sandoz Inc

RAREGEN:	RAREGEN, LLC

	By:	/s/ Damian deGoa
Name: Damian deGoa
Title: CEO

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